Exhibit 99




Contact:     J. Clarke Smith
             Vice President - Finance and Administration
             (773) 399-8900

FOR RELEASE:  IMMEDIATE

                    TDS OFFERS TO ACQUIRE OUTSTANDING SHARES
                            OF AERIAL COMMUNICATIONS

December 18, 1997, Chicago, Illinois - Aerial Communications, Inc. [NASDAQ:AERL] announced that it has received an offer from its parent company, Telephone and Data Systems, Inc. [AMEX:TDS], to acquire all of the issued and outstanding Common Shares of AERL not already owned by TDS. The offer is being made in connection with, and is subject to TDS shareholder approval of and the effectiveness of, TDS's announced corporate restructuring. The restructuring plan calls for TDS to issue three new classes of common stock, commonly known as "Tracking Stocks," each of which is intended to separately reflect one of TDS's primary business groups.

Under the TDS offer to AERL, the public shareholders of AERL, who currently own 17.5% of the common equity of AERL, would exchange such shares for shares of the TDS tracking stock related to the business of Aerial which represent 17.5% of the equity interest in Aerial. The Board of Directors of AERL is expected to refer the offer to a special committee of the Board of Directors AERL for review and recommendation. The merger would be subject to various conditions, including approval by the Board of Directors and the shareholders of AERL.

Aerial Communications, headquartered in Chicago, holds licenses to provide PCS service in areas covering 27.6 million of the U.S. population. Aerial's markets include Columbus, Ohio; Houston, Minneapolis, Kansas City, Pittsburgh and Tampa, where the Company employs Global Systems for Mobile Communications ("GSM") technology, the world's most popular.

AERL Internet Home Page: http://www.aerial1.com


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